EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements on Forms S-8 for Daktronics, Inc. 2001 Incentive Stock Option Plan, the 2001 Outside Directors Stock Option Plan, the 1993 Stock Option Plan and Outside Directors Stock Option Plan and Daktronics, Inc. 401(k) Profit Sharing Plan and Trust, and to the Registration Statement on Form S-3 relating to the sale of no par value common stock, and in the related Prospectuses of our reports, dated June 7, 2002, with respect to the consolidated financial statements of Daktronics, Inc. and subsidiaries as of April 27, 2002 and April 28, 2001, and for each of the three years in the period ended April 27, 2002, and the schedule included in this Annual Report on Form 10-K for the year ended April 27, 2002.


                              /s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
Sioux Falls, South Dakota
June 27, 2002




                                       62